Exhibit 99.1

Language Line Holdings, Inc. Reports 2004 Third Quarter Financial Results and Conference Call

Monterey, CA (November 19, 2004) – Language Line Holdings, Inc. (“Holdings”) reported today financial results for the three months and nine months ended September 30, 2004. The Company will host a conference call at 2:00 ET on Tuesday, November 23, 2004 to discuss its results.

Three Months Ended September 30, 2003 and September 30, 2004

Revenue for the three months ended September 30, 2004 was $36.2 million as compared to $35.4 million for the three months ended September 30, 2003, with the increase in revenue being driven by a 12.2% increase in billed minutes offset by an 8.8% decline in the average rate per minute.

For the three months ended September 30, 2004, cost of services was $11.7 million, compared with $11.3 million for the three months ended September 30, 2003. This increase was primarily driven by the increase in billed minutes, offset by efficiencies gained from continued business process improvements.

For the three months ended September 30, 2004, other operating expenses were $27.2 million, compared with $11.7 million of other operating expenses for the three months ended September 30, 2003. This increase was primarily driven by an increase in interest expense and amortization expense resulting from the merger that took place in June, 2004.

The Net loss for the three months ended September 30, 2004 was $1.8 million as compared to Net income of $7.6 million for the three months ended September 30, 2003 due to the increase in other operating expenses.

Nine Months Ended September 30, 2003 and September 30, 2004

For the nine months ended September 30, 2004, revenue was $108.3 million as compared to $105.4 million for the nine months ended September 30, 2003, with the increase in revenue being driven by an 11.1% increase in billed minutes offset by an 7.5% decline in the average rate per minute.

For the nine months ended September 30, 2004, cost of services was $35.3 million, compared with $36.3 million for the nine months ended September 30, 2003. This decrease was primarily driven by the efficiencies gained from continued business process improvements.

For the nine months ended September 30, 2004 other operating expenses were $60.9 million, compared with $31.0 million of other operating expenses for the nine months ended September 30, 2003. This increase was primarily driven by increases in interest, amortization and merger related expenses resulting from the merger that took place in June, 2004.

The Net income for the nine months ended September 30, 2004 was $7.1 million as compared to Net income of $23.3 million for the nine months ended September 30, 2003. This decrease was due to the increase in other operating expenses.

As of September 30, 2004 total debt outstanding was $508.1 million and cash balances were $19.4 million.

Access to the Conference Call

To access the conference call, interested parties may dial (800) 894-5910 and provide the conference ID “LANGUAGE” to the attendant. A replay will be available beginning on or before November 26th, for seven days following the live event.

Note Regarding Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends”, “expects”, “expected”, “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in each of Language Line’s and Holdings’ respective registration statements on Form S-4 filed with the Securities and Exchange Commission (SEC) on November 12, 2004.

Contact:

Matthew T. Gibbs II

Chief Financial Officer

Language Line, Inc. and Language Line Holdings, Inc.

(831) 648-5836

LANGUAGE LINE HOLDINGS, INC. AND SUBSIDIARIES

(An Indirect Wholly-Owned Subsidiary of Language Line Holdings, LLC)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Predecessor		Predecessor	Predecessor
	Three months ended September 30, 2003	Three months ended September 30, 2004	January 1, 2003 to September 30, 2003	January 1, 2004 to June 11, 2004	June 12, 2004 to September 30, 2004
Revenues	$35,396	$36,228	$105,396	$64,692	$43,616
Cost of services:
Interpreters	9,625	10,058	30,629	18,374	11,928
Telecommunications	1,570	1,481	5,308	2,882	1,737
Answer points	132	122	411	256	148

Total cost of services	11,327	11,661	36,348	21,512	13,813

Gross Margin	24,069	24,567	69,048	43,180	29,803
Other expenses:
Selling, general and administrative expenses	8,171	5,558	19,670	10,423	6,760
Interest - net	2,572	11,635	8,693	5,982	14,225
Merger related expenses	—	64	—	9,848	64
Depreciation and amortization	915	9,907	2,686	1,735	11,911

Total other expenses	11,658	27,164	31,049	27,988	32,960

Income (loss) before income taxes	12,411	(2,597)	37,999	15,192	(3,157)
Income tax provision (benefit)	4,810	(841)	14,710	5,968	(1,059)

Net income (loss)	$7,601	$(1,756)	$23,289	$9,224	$(2,098)

LANGUAGE LINE HOLDINGS, INC. AND SUBSIDIARIES

(An Indirect Wholly-Owned Subsidiary of Language Line Holdings, LLC)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share amounts)

(Unaudited)

	December 31, 2003	September 30, 2004
ASSETS
Current assets:
Cash	$4,571	$19,445
Accounts receivable - net of allowance for doubtful accounts	21,603	21,101
Prepaid expenses and other current assets	1,909	1,360
Refundable income taxes	—	118
Deferred taxes on income	1,230	—

Total current assets	29,313	42,024

Property and equipment, net	6,394	6,268
Goodwill	203,619	408,915
Intangible assets - net of accumulated amortization	11,917	448,928
Deferred financing costs - net of accumulated amortization	10,780	15,641
Other assets	1,402	1,225

Total assets	$263,425	$923,001

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$658	$736
Accrued payroll and related benefits	2,573	1,686
Accrued cost of interpreters	1,391	1,255
Other accrued liabilities	3,006	10,975
Income taxes payable	820	—
Current portion of derivative contracts liability	3,301	—
Current portion of long-term debt	26,504	13,671

Total current liabilities	38,253	28,323

Long-term debt	209,276	276,210
Senior subordinated notes	—	160,864
Senior discount notes	—	57,354
Deferred taxes on income	22,474	176,059

Total liabilities	270,003	698,810

Stockholders’ equity (deficit)
Common stock, $.001 par value per Predecessor share, 1,050,000 authorized and 983,200 issued shares at December 31, 2003; $.01 par value per Language Line, Inc. share and 1,000 shares authorized, issued and outstanding at September 30, 2004	1	1
Additional paid-in capital	6,414	226,288
Retained earnings (accumulated deficit)	(12,741)	(2,098)
Less: Treasury stock; 21,450 shares at cost at December 31, 2003.	(252)	—

Total stockholders’ equity (deficit)	(6,578)	224,191

Total liabilities and stockholders’ equity (deficit)	$263,425	$923,001